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                             SECURED PROMISSORY NOTE


$4,161,750                                                      August  13, 1998


     FOR VALUE RECEIVED, the undersigned, PENNACO ENERGY, INC, a Nevada Corporation ("Payor"), promises to pay to, Venture Capital Sourcing, SA or holder ("Payee"), the principal sum of Four Million one hundred sixty one thousand seven hundred and fifty Dollars ($4,161,750), together with interest of forty one thousand nine hundred and ninety-six dollars ($41,996). This is a secured promissory note ("Note") secured by Payor's agreement with Payee as more fully set forth by the terms of a Security Agreement by and between Payor and Payee dated the 15th day of May 1998 and amended by an agreement between Payor and Payee dated July 14, 1998 and August 13, 1998, both the original agreement and said amendments are attached hereto as Exhibit "A." An amount equal to all principal and interest payments in the aggregate amount of four million two hundred and three thousand seven hundred and forty-six dollars ($4,203,746) shall be paid by Payor to Payee in its entirety on September 4, 1998. This Secured Promissory Note is a rewriting of and takes the place of the Secured Promissory Note which the Payor executed on July 14, 1998 in favor of the Payee for the payment of $4,100,000 plus interest (the "July 14, 1998 Note"). This note is not a valid until the July 14, 1998 Note is cancelled and made completely invalid by the Payee.

     A default ("Event of Default") shall occur on this Note upon (i) Maker's failure to make the payment required on this Note; (ii) the filing of a petition in bankruptcy by Maker which is not dismissed within sixty (60) days; or (iii) the appointment of a receiver for Maker; (iv) an assignment for the benefit of creditors. In the case of an Event of Default, the Payee shall have the right to declare the entire principal and accrued but unpaid interest on this Note immediately due and payable.

     In the event of default under this Note which is not cured within thirty
(30) days after a notice of default has been sent in writing to Payor, the terms and conditions set forth in the Security Agreement shall prevail and Payee shall be entitled to the benefits thereunder.

     Payee shall be entitled to collect a reasonable attorneys' fee from the Payor, as well as other costs, charges, and expenses reasonably incurred, in curing any default or attempting collection of the payment due on this Note, whether or not litigation or any proceeding to enforce this Note is commenced.

     This Note may not be prepaid.

     If any term or provision of this Note, or any portion of any such term or provision, shall be held invalid or against public policy, or if the application of the same to any person or circumstance is held invalid or against public policy, then, the remainder of this Note (or the remainder of such term or provision) and the application thereof to other persons or circumstances shall not be affected thereby and shall remain valid and in full force and effect to the fullest extent permitted by law.

     This Note shall be governed by and construed solely in accordance with the laws of the State of Nevada.

     IN WITNESS WHEREOF, Payor has executed this Promissory Note as of the day first hereinabove written at San Diego, California.

                                   "PAYOR"
                                   PENNACO ENERGY, INC.



                              BY:
                                   --------------------------------------------
                                   JEFFREY L. TAYLOR, CHAIRMAN